Exhibit 8.1

Details of the subsidiaries of GeoPark are set forth below:

Name	Jurisdiction
GeoPark Argentina Limited− Bermuda	Bermuda
GeoPark Argentina Limited –Argentinean Branch	Argentina
GeoPark Latin America Limited −Bermuda	Bermuda
GeoPark Latin America −Agencia en Chile	Chile
GeoPark S.A.	Chile
GeoPark Brazil Exploração y Produção de Petróleo e Gas Ltda.	Brazil
GeoPark Chile S.A.	Chile
GeoPark Fell S.p.A.	Chile
GeoPark Magallanes Limitada	Chile
GeoPark TdF S.A.	Chile
GeoPark Colombia S.A.	Chile
GeoPark Colombia SAS	Colombia
GeoPark Brazil S.p.A.	Chile
GeoPark Latin America Cooperatie U.A.	Netherlands
GeoPark Colombia Cooperatie U.A.	Netherlands
GeoPark Brazil Cooperatie U.A.	Netherlands
Servicios Southern Cross Limitada	Chile
Rio das Contas Productora de Petroleo Ltda	Brazil